Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

525 UNIVERSITY AVENUE

PALO ALTO, CALIFORNIA 94301 TEL: (650) 470-4500 FAX: (650) 470-4570 www.skadden.com	FIRM/AFFILIATE OFFICES BOSTON CHICAGO HOUSTON LOS ANGELES NEW YORK WASHINGTON, D.C. WILMINGTON BEIJING BRUSSELS FRANKFURT HONG KONG LONDON MOSCOW MUNICH PARIS

August 18, 2016

Cavium, Inc.

2315 N. First Street

San Jose, CA 95131

RE: Cavium, Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Cavium, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933 (the “Securities Act”). The Registration Statement relates to the registration of up to 4,914,143 shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), that may be issued pursuant to the QLogic 2005 Performance Incentive Plan, as amended and restated July 10, 2014, and as assumed by the Company on August 16, 2016 (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions stated herein, we have examined and relied upon the following: (a) the Registration Statement, (b) an executed copy of a certificate of Vincent Pangrazio, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”), (c) a copy of the Company’s Certificate of Incorporation, as amended to date, certified by the Secretary of State of the State of Delaware as of August 18, 2016 and certified pursuant to the Secretary’s Certificate, (d) a copy of the Company’s Bylaws, as in effect as of the date hereof and certified pursuant to the Secretary’s Certificate, (e) a certificate, dated the date hereof, from the Secretary of State of the State of Delaware with respect to the Company’s existence and good standing in the State of Delaware, (f) a copy of the Plan, certified pursuant to the Secretary’s Certificate, and (g) copies of certain resolutions of the Board of the Directors of the Company adopted on June 15, 2016 and August 15, 2016, relating to the Plan, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the General Corporation Law of the State of Delaware, and (ii) to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion as to the effect of any non-Opined on Law on the opinions stated herein. The Common Stock may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the shares of Common Stock, when the Registration Statement has become effective under the Securities Act and the Company’s transfer agent for the Common Stock has appropriately registered the issuance of the shares of Common Stock in the books and records of the Company, and an appropriate account statement evidencing the shares of Common Stock credited to the recipient’s account maintained with said transfer agent has been issued by said transfer agent against payment for the shares of Common Stock in accordance with the Plan and any applicable award agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP